As filed with the Securities and Exchange Commission on December 1, 2021

Registration No. 333-234240

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-234240

UNDER

THE SECURITIES ACT OF 1933

Riverview Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	38-3917371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3901 North Front Street

Harrisburg, Pennsylvania 17110

(Address, including Zip Code, of Principal Executive Offices)

Riverview Financial Corporation Amended and Restated Dividend Reinvestment and Stock Purchase Plan

(Full title of the plan)

Rory G. Ritrievi

President and Chief Executive Officer

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

(717) 692-7105

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Kenneth J. Rollins, Esq.

Pillar Aught LLC

4201 E. Park Circle

Harrisburg, Pennsylvania 17111

(717) 308-9633

Approximate Date of Proposed Sale to the Public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

In accordance with the undertaking of Riverview Financial Corporation, a Pennsylvania corporation (the “Registrant”), set forth in the registration statement on Form S-3D filed with the Securities and Exchange Commission on October 17, 2019 (File No. 333-234240), the Registrant is filing this Post-Effective Amendment No. 1 to the foregoing registration statement to terminate the registration and deregister any unsold shares of its common stock (the “Unsold Shares”) that were registered but were not sold as part of the Registrant’s offering of up to 100,000 shares of its common stock pursuant to the Riverview Financial Corporation Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “DRP Offering”).

Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of June 30, 2021, as amended on August 26, 2021, by and between Mid Penn Bancorp, Inc. (“Mid Penn”) and the Registrant, the Registrant merged with and into Mid Penn on November 30, 2021, with Mid Penn as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of its common stock pursuant to the DRP Offering and no shares of the Registrant’s common stock are reserved for future issuance pursuant to the DRP Offering. By filing this Post-Effective Amendment No. 1 to the foregoing registration statement for the DRP Offering, the Registrant hereby deregisters all the Unsold Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Mid Penn Bancorp, Inc. (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Millersburg, State of Pennsylvania, on December 1, 2021.

By: MID PENN BANCORP, INC. (as successor to Riverview Financial Corporation)

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.